As filed with the U.S. Securities and Exchange Commission on July 25, 2025

Registration No. 333-287887

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________

AMENDMENT NO. 3
TO
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

__________________________________

Otsaw Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

__________________________________

Cayman Islands	8731	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 Tampines North Drive 4, #01-03
JTC Space @ Tampines North
Singapore 528553
Telephone: (+65) 6732 2383
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

__________________________________

COGENCY GLOBAL INC.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent of service)

__________________________________

Copies to:

William Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue New York, New York, U.S.A., 10017 Telephone: (212) 588-0022	Ross David Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036 Telephone: (212) 930 9700

__________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company      ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing exhibits 1.1 and 4.1 to this registration statement on Form F-1 (File No. 333-287887) (the “Registration Statement”), and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement filed on July 15, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provide for indemnification by the underwriter of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriter furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Upon incorporation on June 10, 2022, the Company issued 1 ordinary share to WB Corporate Services (Cayman) Ltd. which was transferred to Mr. Ling Ting Ming on the same date. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act.

On May 17, 2023, the sole shareholder of the Company passed resolutions to: (i) effect a 1:10,000 share split, (ii) to designate the then issued and outstanding ordinary shares into Class A Ordinary Shares of a par value of US$0.0001 each, (iii) to increase the authorized share capital of the Company to US$50,000 divided into 499,999,999 Class A Ordinary Shares of a par value of US$0.0001 each and 1 Class B Ordinary Share of a par value of US$0.0001, and (iv) amend and restate the Company’s memorandum and articles of association. The number of shares and par value of the Company Class A ordinary shares as disclosed in this paragraph regarding 2023 share split and authorized share capital increase are not retroactively adjusted considering the 2025 Reverse Share Split.

On May 25, 2023, the Company issued 1 Class B Ordinary Share to JCE Feeder LLC and 42,840,909 Class A Ordinary Shares to certain other shareholders. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act. Concurrently, the Company repurchased 4,545 Class A Ordinary Shares at par value from Ling Ting Ming.

On January 14, 2024, the Company issued a total of 1,987,791 Class A Ordinary Shares to Ling Ting Ming and certain other subscribers, with such issuance having an economic effective date of 30 April 2024.

On December 27, 2024, JCE Feeder LLC transferred its 1 Class B Ordinary Share to Ling Ting Ming.

On January 14, 2025, the Company issued an aggregate of 136,976 Class A Ordinary Shares to Loe Ali Wista, Chiam Kok Yaw, Sibylle Weber- Hörl, Alexandre Chenesseau and Cheong Hai Thoo.

On March 4, 2025, the Company issued 126,570 Class A shares to Capital, Credit & Risk Partners Pte Ltd for the total consideration of USD380,000.

On March 4, 2025, the Company issued 49,962 Class A shares to Kevin Wibowo for the total consideration of USD150,000.

On March 7, 2025, Ling Ting Ming transferred a total of 112,411 Class A Ordinary Shares to Lim Annie Chloe Hwa Hoong.

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits.

See Exhibit Index beginning on page II-6 of this registration statement.

(b)     Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the registrant’s consolidated financial statements or related notes thereto.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6)    To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on July 25, 2025.

Otsaw Limited
By:	/s/ Ling Ting Ming
Name:	Ling Ting Ming
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities set forth below on July 25, 2025.

Name	Title
/s/ Ling Ting Ming	Chairman, Director and Chief Executive Officer
Ling Ting Ming	(Principal Executive Officer)
/s/ Ken Toh	Chief Financial Officer
Ken Toh	(Principal Financial Officer and Principal Accounting Officer)

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on July 25, 2025.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association
4.1*	Form of Representative’s Warrants
5.1**	Opinion of Mourant Ozannes (Cayman) LLP regarding the validity of the securities being registered
5.2**	Opinion of Ortoli Rosenstadt LLP regarding the validity of the Representative’s Warrants
8.1**	Opinion of Mourant Ozannes (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
10.1**	Employment Agreement between the Registrant and Mr. Ling Ting Ming
10.2**	Employment Agreement between the Registrant and Mr. Ken Toh
10.3**	Director Offer Letter between the Registrant and Mr. Sean Goh Su Teng
10.4**	Independent Director Offer Letter between the Registrant and Mr. John M. Dolan
10.5**	Independent Director Offer Letter between the Registrant and Ms. Susan E. Skerritt
10.6**	Independent Director Offer Letter between the Registrant and Mr. Christopher T. Olivia
10.7**	Supply Agreement among Reis Robotics GmbH & Co. KG, Swiss FAI Holding AG, and Otsaw Swisslog Healthcare Robotics Pte. Ltd.
10.8**	Shareholders Agreement among Otsaw Technology Solutions Pte Ltd, Swisslog Healthcare, and Otsaw-Swisslog JV
10.9**	Amendment to Shareholders Agreement among Otsaw Technology Solutions Pte Ltd, Swisslog Healthcare, and Otsaw-Swisslog JV
10.10**	Master Asset Sale Agreement among Swisslog Healthcare, Otsaw Technology Solutions Pte Ltd, and Otsaw Digital
10.11**	Umbrella Agreement among the Company, Otsaw Digital, Otsaw Technology Solutions Pte. Ltd., Swisslog Healthcare and Otsaw Swisslog Healthcare Robotics Pte. Ltd.
10.12**	Agreement between the Company and a public hospital in Singapore for the delivery and installation of TransCar AGVs
10.13**	Engagement letter between the Company and CMD Global Partners, LLC, as amended
10.14**	Advisory Agreement between the Company and CMD Global Partners, LLC, as amended
10.15**	Lease agreement between the Company and JTC Corporation for the office in Singapore
10.16**	Lease agreement between the Company and Keller & Hosp AG for the office in Germany
10.17**	Lease agreement between the Company and 99 South Bedford Street LLC for the office in the United States
10.18**	Employment Agreement between the Registrant and Ms. Charlene Ma HuiJuan
10.19**	Employment Agreement between the Registrant and Mr. Louis Tran Thanh Quang
10.20**	Employment Agreement between the Registrant and Mr. Tan Hock Lai
10.21**	2025 Share Incentive Plan
10.22**	Loan Agreement between the Registrant and Asian Prosperity Singapore Pte. Ltd.
10.23**	Loan Agreement between the Registrant and Serial Microelectronics Pte Ltd
10.24**	Loan Agreement between the Registrant and Capital, Credit & Risk Partners Pte Ltd
14.1**	Code of Business Conduct and Ethics of the Registrant
14.2**	Insider Trading Policy of the Registrant
21.1**	List of Subsidiaries of the Registrant
23.1**	Consent of Prager Metis CPAs LLC
23.2**	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
23.3**	Consent of Morgan, Lewis & Bockius LLP as Singapore counsel to the Registrant (included in Exhibit 99.1)
24.1**	Power of attorney (included in signature pages of Registration Statement)

Exhibit No.	Description
99.1**	Opinion of Morgan, Lewis & Bockius LLP Singapore counsel to the Registrant, regarding certain Singapore law matters
99.2**	Consent of Mr. John M. Dolan
99.3**	Consent of Ms. Susan E. Skerritt
99.4**	Consent of Mr. Christopher T. Olivia
99.5**	Consent of Mr. Sean Goh Su Teng
99.6**	Form of Audit Committee Charter
99.7**	Form of Compensation Committee Charter
99.8**	Form of Nominating and Corporate Governance Committee Charter
99.9**	Executive Compensation Recovery Policy
107**	Filing Fee Table

____________

*        Filed herein

**      Previously filed